ACTEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held on May 24, 2002

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Actel Corporation, a California corporation (Actel), will be held on May 24, 2002, at 10:30 a.m. PDT in the Consulate Room at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California 95054, for the following purposes:

          1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

          2. To ratify the appointment of Ernst & Young LLP as Actel's independent auditors for the fiscal year ending January 5, 2003.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     Only shareholders of record at the close of business on March 25, 2002, are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid, self-addressed envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David L. Van De Hey
                                              Secretary
Sunnyvale, California
April 8, 2002

                                ACTEL CORPORATION

                     --------------------------------------

                               PROXY STATEMENT FOR

                       2001 ANNUAL MEETING OF SHAREHOLDERS


     The enclosed Proxy is solicited on behalf of the Board of Directors of Actel Corporation, a California corporation (Actel), for use at the Annual Meeting of Shareholders to be held on Friday, May 24, 2002, at 10:30 a.m. PDT, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held in the Consulate Room at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California 95054. The telephone number at that address is (408) 496-6400.

     These proxy solicitation materials were mailed on or about April 15, 2002, to all shareholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

     Holders of record of Actel Common Stock at the close of business on March 25, 2002 (Record Date), are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 24,231,482 shares of Actel Common Stock were issued and outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Secretary of Actel a written notice of revocation or a duly executed proxy bearing a later date or
(ii) attending the Annual Meeting and voting in person. The principal executive offices of Actel are located at 955 East Arques Avenue, Sunnyvale, California 94086. Actel's telephone number at that address is (408) 739-1010.

Voting and Solicitation

     Each shareholder is entitled to one vote for each share held on all matters.

     This solicitation of proxies is made by Actel and all related costs will be borne by Actel. In addition, Actel may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, or personal solicitation by directors, officers, or regular employees of Actel without payment of additional compensation.

Required Vote

     The quorum required to conduct business at the Annual Meeting or any adjournments thereof is a majority of the shares of Common Stock issued and outstanding on the Record Date. If a quorum is present, the six candidates receiving the highest number of affirmative votes shall be elected directors; votes against any candidate and votes withheld have no legal effect. On every other proposal set forth herein, the affirmative vote of the majority of the shares represented at the Annual Meeting and "voting" is required for approval.

     Although there is no definitive California statute or case law as to the proper treatment of abstentions and broker nonvotes, Actel believes that both abstentions and broker nonvotes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Actel also believes that neither abstentions nor broker nonvotes should be counted for purposes of determining the total number of shares represented and "voting" on each matter for which that is the required vote of the shareholders. Actel further believes that abstentions should be counted, but broker non-votes should not be counted, for purposes of determining the total number of shares represented and "entitled to vote" on each matter for which that is the required vote of the shareholders. In the absence of controlling precedent to the contrary, Actel intends to treat abstentions and broker nonvotes in the manner described in this paragraph.

Deadline for Receipt of Shareholder Proposals

     Proposals of shareholders of Actel that are intended to be presented by such shareholders at Actel's 2002 Annual Meeting of Shareholders must be received by Actel no later than December 16, 2002, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In addition, under Actel's Bylaws, a shareholder wishing to nominate a person for election to the Board of Directors or make a proposal at the 2003 Annual Meeting of Shareholders must submit notice of such nomination or proposal to Actel not more than 20 nor less than 60 days prior to the meeting.

Share Ownership

     The following table sets forth certain information regarding the beneficial ownership of Actel Common Stock by each person who is believed by Actel to have owned beneficially more than 5% of the outstanding shares of Actel Common Stock as of the Record Date:

                                                                                            Amount and
                                                                                            Nature of
                                                                                            Beneficial    Percent of
                                                                                            Ownership      Class (1)
                      Name and Address of Beneficial Owner
--------------------------------------------------------------------------------          -------------   -----------

Mellon Financial Corporation....................................................          1,305,534 (2)      5.4%
     One Mellon Center
     Pittsburgh, Pennsylvania  12528

Neuberger Berman, Inc...........................................................          2,051,400 (3)      8.5%
     605 Third Ave.
     New York, NY, 10158-3698

State Street Research & Management Company......................................          1,304,100 (4)      5.4%
     One Financial Center, 30th Floor
     Boston, MA 02111-2690

Wellington Management Company, LLP..............................................          1,247,400 (5)      5.1%
     75 State Street
     Boston, Massachusetts  02109

----------------------------------------

(1) Calculated as a percentage of shares of Common Stock outstanding as of the Record Date.

(2) As reported by the beneficial owner as of December 31, 2001, in a Schedule 13G (Amendment No. 2) filed with the Securities and Exchange Commission
     (SEC) on January 22, 2002. The reporting person, which is a parent holding company, has sole voting power with respect to 1,095,484 shares of Common Stock, shared voting power with respect to 150,800 shares of Common Stock, and sole dispositive power with respect to 1,305,534 shares of Common Stock. The reporting person and direct or indirect subsidiaries beneficially own all of the shares in their various fiduciary capacities. As a result, another entity in every instance is entitled to dividends or proceeds of sale. The reporting person, on behalf of itself and its direct and indirect subsidiaries (including Mellon Bank, N.A., which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (Exchange
     Act)), disclaims that the filing of the Schedule 13G is an admission of beneficial ownership of any such shares for the purposes of Section 13(d) or 13(g) of the Exchange Act.

(3) As reported by the beneficial owner as of December 31, 2001, in a Schedule 13G filed with the SEC on February 12, 2002. The reporting person has sole voting power with respect to 640,800 shares of Common Stock, shared voting power with respect to 1,410,600 shares of Common Stock, and shared dispositive power with respect to 2,051,400 shares of Common Stock. The reporting person, which is an investment company and a parent holding company, owns 100% of both Neuberger Berman, LLC and Neuberger Berman Management Inc. Neuberger Berman, LLC is an investment advisor and broker/dealer with discretion. Neuberger Berman Management Inc. is an investment advisor to a Series of Public Mutual Funds. Neuberger Berman Genesis Fund Portfolio, a series of Equity Managers Trust, beneficially owns 1,318,600 shares of Common Stock. Neuberger Berman, LLC and Neuberger Berman Management Inc. serve as sub-adviser and investment manager, respectively, of Neuberger Berman Genesis Fund Portfolio, which holds such shares in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the issuer. Employee(s) of Neuberger Berman, LLC own 700 shares of Common Stock in their own personal securities accounts; Neuberger Berman, LLC disclaims beneficial ownership of these shares. The balance of the shares with respect to which the reporting person has shared voting power are held by Neuberger Berman's various other Funds. Neuberger Berman, LLC is the sub-advisor to such Funds. Neuberger Berman, LLC also has the sole power to vote the shares of many unrelated clients. The clients are the actual owners of those shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such shares.

(4) As reported by the beneficial owner as of December 31, 2001, in a Schedule 13G filed with the SEC on February 15, 2002. The reporting person, which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole power to vote or to direct the vote of 1,276,000 shares of Common Stock and sole power to dispose or to direct the disposition of 1,304,100 shares of Common Stock. The reporting person disclaims any beneficial interest in any of such shares.

(5) As reported by the beneficial owner as of December 31, 2001, in a Schedule 13G filed with the SEC on February 12, 2002. The reporting person, which is an investment adviser and a parent holding company or control person, has shared voting power with respect to 550,300 shares of Common Stock and shared dispositive power with respect to 1,247,400 shares of Common Stock. The shares were acquired by Wellington Trust Company, NA, 75 State Street, Boston MA 02109, a wholly-owned subsidiary of Wellington Management Company, LLP and a bank as defined in Section 3(a)(6) of the Exchange Act. The shares are owned of record by clients of the reporting person. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Nominees

     A board of six directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee of Actel is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Actel is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting and until a successor has been elected.

     The Board of Directors recommends that shareholders vote "FOR" the nominees listed below:




                                                                                                           Director
                 Name of Nominee                    Age                Principal Occupation                 Since
----------------------------------------------    -------   ------------------------------------------     --------

John C. East..................................       57     President and Chief Executive Officer            1988
                                                            Actel Corporation

James R. Fiebiger (1).........................       60     Chairman and Chief Executive Officer             2000
                                                            Lovoltech, Inc.

Jos C. Henkens (2)............................       49     General Partner                                  1988
                                                            Advanced Technology Ventures

Jacob S. Jacobsson (2)........................       48     President and Chief Executive Officer            1998
                                                            Forte Design Systems

Frederic N. Schwettmann (1)(2)................       62     Retired                                          1990

Robert G. Spencer (1).........................       58     Principal                                        1989
                                                            The Spencer Group

----------------------------------------

(1)  Member of Audit Committee.

(2)  Member of Compensation Committee.

     Mr. East has served as President, Chief Executive Officer, and a director of Actel since December 1988. Mr. East also serves, at Actel's request, as a director of Adaptec, Inc.

     Mr. Fiebiger has been a director of Actel since December 2000. Since December 1999, he has been Chairman and Chief Executive Officer of Lovoltech, Inc., a privately held semiconductor company specializing in low voltage devices. He also serves as a director of Artest Corporation, Mentor Graphics Corporation, QLogic Corporation, and a private company. Mr. Fiebiger was Vice Chairman and Managing Director of Technology Licensing of GateField Corporation, a semiconductor company that Actel purchased in November 2000, from 1998 to 2000, and President, Chief Executive Officer, and a director of GateField from 1996 to 1998.

     Mr. Henkens has been a director of Actel since April 1988. He also served as a director of Actel from October 1985 to July 1986. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital firm, for the past five years. Mr. Henkens also serves as a director of Credence Systems Corporation, Docent, Inc., and various private companies.

     Mr. Jacobsson has been a director of Actel since May 1998. Since November 2000, he has been President, Chief Executive Officer, and a director of Cynapps, Inc. and its successor by merger, Forte Design Systems, a privately-held company that will offer products and services for the hierarchical design and verification of large, complex systems and integrated circuits. For the five years before that, he was President and Chief Executive Officer of SCS Corporation, a privately held semiconductor company in the Radio Frequency Identification area. Mr. Jacobsson also serves as a director of various private companies.

     Mr. Schwettmann has been a director of Actel since April 1990. He is retired. Mr. Schwettmann was President, Chief Operating Officer, and a director of Read-Rite Corporation, the leading independent supplier of thin-film magnetic recording heads for Winchester disk drives, from May 1993 until September 1997. From June 1990 to May 1993, Mr. Schwettmann served on Actel's Board of Directors as the representative of Hewlett-Packard Company, where he was Vice President and General Manager of the Circuit Technologies Group.

     Mr. Spencer has been a director of Actel since February 1989. He has been the principal of The Spencer Group, a consulting firm, for the past five years.

     There is no family relationship between any director or executive officer of Actel and any other director or executive officer of Actel.

Board Meetings and Committees

     During Actel's 2001 fiscal year, which ended January 6, 2002, the Board of Directors held five meetings, the Board's Audit Committee held four meetings, and the Board's Compensation Committee held four meetings. All directors attend at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he served.

     The Audit Committee, which currently consists of Messrs. Fiebiger, Schwettmann, and Spencer, reviews the results and scope of the audit and other services provided by Actel's independent auditors. The Compensation Committee, which currently consists of Messrs. Henkens, Jacobsson, and Schwettmann, approves salary, benefit, and incentive compensation matters. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

Director Compensation

     Cash Compensation

     Directors who are not employees of Actel receive compensation for their services as directors at the rate of $1,500 per Board meeting attended and $1,000 per committee meeting attended. In addition, nonemployee directors receive an annual retainer of $12,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties.

     1993 Directors' Stock Option Plan

     Actel's 1993 Directors' Stock Option Plan (Director Plan) provides for the grant of nonstatutory stock options to nonemployee directors of Actel. If Actel's nominees are elected, five directors (Messrs. Fiebiger, Henkens, Jacobsson, Schwettmann, and Spencer) will be eligible to receive option grants under the Director Plan. New directors are granted an option to purchase 15,000 shares of Common Stock, which vests and become exercisable as to 25% of the shares subject to the option on the dates of Actel's annual shareholder meeting occurring in each of the first, second, third, and fourth calendar years following the date of grant. Re-elected directors are granted an option to purchase 5,000 shares of Common Stock, which vests and becomes exercisable on the date of the annual shareholder meeting in the fourth calendar year following the date of grant.

                PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP to audit the financial statements of Actel for the current fiscal year, which ends January 5, 2003. The Board of Directors recommends that shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as Actel's independent auditors. In the event of a negative vote, the Board will reconsider its selection.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                                OTHER INFORMATION

Security Ownership of Management

     The following table sets forth certain information regarding the beneficial ownership of Actel Common Stock as of the Record Date by (i) each director, (ii) each officer named in the Summary Compensation Table, and (iii) all directors and officers as a group:

                                                                                         Shares         Percentage
                                                                                      Beneficially     Beneficially
                                       Name                                             Owned (1)        Owned (2)
--------------------------------------------------------------------------------      -------------    ------------

John C. East (3)................................................................            367,794        1.52%

James R. Fiebiger (4)...........................................................              7,500          *

Esmat Z. Hamdy (5)..............................................................            103,904          *

Jos C. Henkens (6)..............................................................             21,297          *

Paul V. Indaco (7)..............................................................            133,355          *

Jacob S. Jacobson (8)...........................................................             15,000          *

Dennis G. Kish (9)..............................................................             74,060          *

Fares N. Mubarak (10)...........................................................             92,062          *

Frederic N. Schwettmann (11)....................................................             37,500          *

Robert G. Spencer (12)..........................................................             35,166          *

All Directors and Executive Officers as a Group (14 persons) (13)...............          1,154,173        4.76%

----------------------------------------

*    Less than one percent.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned.

(2) Calculated as a percentage of shares of Common Stock outstanding as of the Record Date.

(3) Includes 253,147 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(4)  Includes  7,500  shares  issuable   pursuant  to  stock  options  that  are
     exercisable within 60 days after the Record Date.

(5) Includes 64,849 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(6) Includes 17,500 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(7) Includes 127,809 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(8) Includes 15,000 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(9) Includes 74,060 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(10) Includes 90,005 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(11) Includes 37,500 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(12) Includes 32,500 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(13) Includes 942,794 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

Certain Transactions

     On February 3, 2000, David L. Van De Hey, Actel's Vice President & General Counsel, exercised options to purchase 34,952 shares of Common Stock and, as permitted under the Option Plan, tendered a promissory note for payment of the $367,674.25 purchase price. The promissory note is a full-recourse obligation secured by the shares purchased. The note has a three-year term and bears interest at the rate of 6.11% per annum, compounded semiannually. The largest aggregate amount of indebtedness outstanding under the note at any time during the last fiscal year was $402,411.50, and the amount currently outstanding under the note is $414,705.20.

Executive Compensation

     Summary of Officer Compensation

     The following table sets forth information concerning the compensation of the five mostly highly compensated executive officers who were serving as executive officers of Actel at the end of the last completed fiscal year:

                         Summary Compensation Table (1)

                                                                                                        Long Term
                                                                                                      Compensation
                                                             Annual Compensation                         Awards
---------------------------------------     -----------------------------------------------------    ----------------
                                                                                                       Securities
                                                                                   Other Annual        Underlying
       Name and Principal Position           Year       Salary      Bonus (2)      Compensation          Options
---------------------------------------     -----------------------------------------------------    ----------------

John C. East...........................     2001     $  362,800    $        0      $        0             125,000
   President and                            2000        378,863       445,044               0             140,000
   Chief Executive Officer                  1999        351,700       163,960               0             160,000 (5)

Fares N. Mubarak.......................     2001        283,936             0               0              50,000
   Vice President of Engineering            2000        271,250       223,111               0              65,000
                                            1999        238,000        97,824               0              50,000

Esmat Z. Hamdy.........................     2001        280,957             0               0              50,000
   Senior Vice President of                 2000        275,434       229,261               0              63,000
   Technology & Operations                  1999        268,443        98,731               0              50,000 (6)

Paul V. Indaco.........................     2001        259,064             0          8,700 (3)           50,000
   Vice President of Sales                  2000        256,620       221,469          8,700 (3)           52,000
                                            1999        210,897        79,172         46,103 (4)          155,000 (7)

Dennis G. Kish  .......................     2001        235,000             0              0               50,000
   Vice President of Marketing              2000        215,697       191,760              0               65,000
                                            1999         55,641         3,956              0              100,000

----------------------------------------

(1) Except as set forth in this table, there was no reportable compensation awarded to, earned by, or paid to the named executive officers in 2001.

(2) Actel pays bonuses in the year following that in which the bonuses were earned, with the exception of 1999, when the majority of the bonuses were paid in the year earned.

(3)  Other compensation in 2000 and 2001 related to car allowance.

(4) Other compensation in 1999 related to $7,250 car allowance and a $38,853 hiring bonus.

(5)  15,000 options granted in 1999 were cancelled.

(6)  4,000 options granted in 1999 were cancelled.

(7)  25,000 options granted in 1999 were cancelled.

     Option Grants

     The following table sets forth certain information with respect to stock options granted during 2001 to each of the executive officers named in the Summary Compensation Table:

                        Option Grants in Last Fiscal Year

                                                                                    Potential Realizable Value at
                                                                                 Assumed Annual Rates of Stock Price
                                           Individual Grants (1)                   Appreciation for Option Term (2)
                            --------------------------------------------------   -------------------------------------

                                            % of
                                            Total
                                            Options
                              Number of     Granted to  Per
                              Securities    Employees   Share
                              Underlying    in Fiscal   Exercise    Expiration
           Name               Options (3)     Year      Price       Date          0%         5%             10%
-----------------------     --------------  ---------   ---------   ----------   ------ -----------  -----------

John C. East...........       125,000 (4)     5.18%     $  21.90     07/31/11    $   0  $ 1,721,599  $ 4,362,870

Fares N. Mubarak.......        50,000 (4)     2.07%        21.90     07/31/11        0      688,640    1,745,148

Esmat Z. Hamdy.........        50,000 (4)     2.07%        21.90     07/31/11        0      688,640    1,745,148

Paul V. Indaco.........        50,000 (4)     2.07%        21.90     07/31/11        0      688,640    1,745,148

Dennis G. Kish.........        50,000 (4)     2.07%        21.90     07/31/11        0      688,640    1,745,148

----------------------------------------

(1) The exercise price of these options is equal to the fair market value of Actel's Common Stock on the date of grant, as determined by Actel's Board of Directors. The options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. To the extent exercisable at the time of termination, options may be exercised within 30 days following termination of the optionee's employment with Actel, unless termination is the result of total and permanent disability, in which case the options may be exercised at any time within six months following termination, or unless termination is the result of death, in which case the options become fully vested and may be exercised at any time within 12 months following death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance.

(2) The 0%, 5%, and 10% assumed annual rates of appreciation are mandated by the rules of the SEC and do not represent Actel's estimate or projection of future Common Stock prices. The "potential realizable value" at the assumed rates of appreciation were calculated using the applicable exercise price as the base.

(3) Options vest and are fully exercisable upon an involuntary termination other than "for cause," or a voluntary termination "for good reason," following a "change of control" of Actel.

(4) Option vests 50% on August 1, 2003, then quarterly at a rate of 6.25% until August 1, 2005.

     Option Values

     The following table sets forth certain information concerning the number of options exercised during 2001 by the executive officers named in the Summary Compensation Table, as well as the number and aggregate value of shares covered by both exercisable and unexercisable stock options held by such executive officers as of January 6, 2002, the end of the fiscal year.

                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

                                                               Number of Securities         Value of Unexercised
                                                              Underlying Unexercised       In-the-Money Options at
                                                            Options at Fiscal Year-End       Fiscal Year-End (1)
                                                            --------------------------   ---------------------------
                                Shares
                                Acquired        Value                         Not                           Not
            Name               On Exercise   Realized (2)   Exercisable   Exercisable    Exercisable    Exercisable
---------------------------    -----------   ------------   -----------   ------------  -------------  -------------

John C. East...............       163,762   $   2,202,385       202,065       381,250  $   1,397,177  $   1,457,234

Fares Mubarak..............             0               0        79,935       148,126        611,197        495,562

Esmat Z. Hamdy.............        23,125         243,584        54,663       152,876        320,450        565,574

Paul Indaco................             0               0       101,436       145,564        844,648        472,062

Dennis G. Kish.............             0               0        44,999       155,001         68,099        120,276

----------------------------------------

(1) Calculated on the basis of the difference between the closing sale price as of the fiscal year end ($21.93) and the exercise price.

(2) Calculated on the basis of the difference between the exercise price and the sale price, when the exercised option is sold on the same day, or the closing sale price on the exercise date.

     Change-in-Control Arrangements

     Actel and its executive officers have entered into Management Continuity Agreements, which are designed to ensure continued service in the event of a "change of control." Each Agreement provides for accelerated vesting of an officer's stock options outstanding at the time of a change in control if the officer dies or in the event of an "involuntary termination" of the officer's employment other than for "cause" following the change of control.

     Actel has an Employee Retention Plan, which provides that all Actel employees who hold unvested stock option as of the date of any "change of control" of Actel shall receive, upon remaining in the employ of Actel for six months following the date of such change of control (or earlier, if terminated other than for "cause" prior to the end of such six month period), an amount equal to one-third of the aggregate "spread" on their unvested options as of the date of such change of control. "Spread" is defined as the difference between the change-of-control price and the option exercise price. Payment shall be made in cash, common stock, or a combination of cash and common stock.

     "Change of control" is defined as (i) acquisition by any person of beneficial ownership of more than 30% of the combined voting power of Actel's then-outstanding securities; (ii) a change of the majority of the Board of Directors within a two-year period; (iii) the consummation of a merger or consolidation of Actel with any other corporation that has been approved by the shareholders of Actel, other than a merger or consolidation that would result in the voting securities of Actel outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of Actel or the surviving entity outstanding immediately after such merger or consolidation; or (iv) approval by the shareholders of Actel of a plan of complete liquidation of Actel or an agreement for the sale or disposition by Actel of all or substantially all of Actel's assets.

Compensation Committee Report

     The following report is provided to shareholders by the Compensation Committee of the Board of Directors.

     Background

     Since Actel's incorporation in 1986, the Compensation Committee, which is a standing committee of the Board of Directors, has been primarily responsible for establishing and reviewing Actel's management compensation policies. Since Actel's initial public offering in August 1993, the Compensation Committee has formally administered Actel's management compensation policies and plans, including the 1986 Incentive Stock Option Plan, the 1995 Employee and Consultant Stock Plan, and the 1993 Employee Stock Purchase Plan. The Compensation
Committee has the same authority as the Board to act on all compensation matters, except for actions requiring shareholder approval or related to the compensation of directors.

     No member of the Compensation Committee is a former or current officer or employee of Actel. The current members of the Compensation Committee are Jos C. Henkens, Jacob S. Jacobsson, and Frederic N. Schwettmann. Mr. Henkens has been a member of the Compensation Committee since 1986, Mr. Jacobsson since 1998, and Mr. Schwettmann since 1993. Meetings of the Compensation Committee are attended by Actel's Vice President of Human Resources and/or Chief Financial Officer, who provide background and market information and make executive compensation recommendations but do not vote on any matter before the Compensation Committee.

     Compensation Policy

     There are three major elements of Actel's executive compensation program. The first element is annual cash compensation in the form of base salary and incentive bonuses. The second element is long-term incentive stock options, which are designed to align compensation incentives with shareholder goals. The third element is compensation and employee benefits generally available to all employees of Actel, such as the 1993 Employee Stock Purchase Plan, health insurance, and a 401(k) plan.

     The Compensation Committee establishes the compensation of each officer principally by considering the average compensation for officers in similar positions with 20 companies in the semiconductor, software, and CAE industries that have annual revenues between $100 million and $999 million (Reference Group). The purpose of monitoring the Reference Group is to provide a stable and continuing frame of reference for compensation decisions. Most of the companies in the Reference Group are included in the Nasdaq Electronic Component Stocks index (see "Company Stock Performance" below). The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within Actel and in the industry as a whole. Actel's policy is to have officer compensation near the average of the Reference Group.

     After analyzing Reference Group base salaries and comparing them with the base salaries of Actel's officers, the Compensation Committee determines an annual salary increase budget. In February 2001, the Committee approved base salary increases averaging approximately 7% for Actel's officers. The salary increase budget is then allocated among officers on the basis of individual performance against objectives related to their respective areas of responsibility. Performance objectives are proposed by individual officers, negotiated by the executive staff, and approved by the Compensation Committee with the advice of the Chief Executive Officer. However, the salary increases approved for 2001 were not implemented in 2001 in accordance with a company-wide postponement of salary increases.

     Under Actel's Executive Bonus Plan for 2001, incentive cash payments were based on Actel's revenues and profits, the achievement of corporate goals, and the growth of Actel relative to its principal competitors. The revenue and profitability objectives were established in the Plan on a sliding scale, so that the percentage achievement of each was determinable objectively at the end of the year. The corporate goals for 2001 included engineering, selling, and marketing objectives, which were weighted in the order indicated. The engineering objectives included silicon, software, and process goals. The selling objectives included sales and design-win goals. The marketing objectives included product launch and product planning goals. The revenue, profitability, and corporate goals were weighted differently under the Executive Bonus Plan for some executive officers, based on relevance to their positions, but had an aggregate weighting of 80% for all executive officers. The "competitive performance" objective accounted for the other 20%, and it was also determinable objectively at the end of the year. In 2001, Actel did not achieve the minimum levels required by the Executive Bonus Plan's revenue and profitability objectives. The result was that no bonuses were paid to executive officers for 2001. The Compensation Committee believes that the payment of no bonuses for 2001 was appropriate in light of Actel's operating results.

     Actel believes that executive officers should hold substantial, long-term equity stakes in Actel so that the interests of executive officers will coincide with the interests of the shareholders. As a result, stock or stock options constitute a significant portion of the compensation paid by Actel to its officers. After analyzing the practices of the Reference Group, the Compensation Committee determines an annual budget for option grants to Actel's employees and officers. In granting stock options to officers, the Compensation Committee considers a number of factors, such as the officer's position, responsibility, and equity interest in Actel, and evaluates the officer's past performance and future potential to influence the long-term growth and profitability of Actel. After taking these considerations into account, the Compensation Committee granted in 2001 the options to purchase shares of Common Stock to Messrs. East, Hamdy, Indaco, Kish, and Mubarak shown on the "Option Grants" table. All of such options were granted at the value of Actel's Common Stock on the date of grant.

     Compensation of Chief Executive Officer

     The Compensation Committee generally uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. In 2001, Mr. East's annual base salary remained at $381,894. A planned increase was not implemented in 2001 in accordance with a company-wide postponement of salary increases. Mr. East's 2001 bonus was determined under Actel's Executive Bonus Plan in the manner described above (except that his target bonus was 90% of his base salary) and resulted in no bonus payment for 2001.

     Deductibility of Executive Compensation

     Beginning in 1994, the Code limited the federal income tax deductibility of compensation paid to Actel's chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Actel may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering Actel's current compensation plans and policy, Actel and the Compensation Committee believe that, for the near future, there is little risk that Actel will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, Actel's compensation plans and policy will be modified to maximize deductibility if Actel and the Compensation Committee determine that such action is in the best interests of Actel.

                                 Jos C. Henkens
                                 Jacob S. Jacobsson
                                 Frederic N. Schwettmann


Compensation Committee Interlocks and Insider Participation

     No member of the Compensation Committee is an officer or employee of Actel or any of its subsidiaries, and no officer or employee of Actel or any of its subsidiaries has served as a member of the Compensation Committee since Actel's initial public offering.

Audit Committee Report

     The following report is provided to shareholders by the Audit Committee of the Board of Directors.

     The Audit Committee of Actel's Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board. The members of the Committee are listed at the end of this report.

     Management is responsible for Actel's internal controls and the financial reporting process. The independent accountants (auditors) are responsible for performing an independent audit of Actel's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor these processes. In addition, the Committee recommends to the Board the appointment of Actel's auditors (Ernst & Young LLP).

     In this context, the Committee has discussed with Actel's auditors the overall scope and plans for the independent audit. Management represented to the Committee that Actel's consolidated financial statements were prepared in accordance with generally accepted accounting principles.

     Discussions about Actel's audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with the auditors other matters required by Statement on Auditing Standards
(SAS) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications.

     Actel's auditors provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed the auditors' independence with management and the auditors. In addition, the Committee considered whether the non-audit professional services (which consisted mostly of tax-related matters) provided by the auditors' firm impaired the auditors' independence and concluded that such services have not impaired the auditors' independence.

     Based on the Committee's discussion with management and the auditors and the Committee's review of the representations of management and the report of the auditors to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in Actel's Annual Report on Form 10-K for the 2001 fiscal year filed with the Securities and Exchange Commission.

                                 James R. Fiebiger
                                 Frederic N. Schwettmann
                                 Robert G. Spencer

Audit Fees

     The aggregate fees billed for professional services rendered by Actel's auditors, Ernst & Young LLP, for the most recent fiscal year consisted of the following:

Audit Fees......................................................    $    327,811

Audit Related Fees..............................................          16,545

Financial Information Systems Designs and Implementation Fees...               0

All Other Fees (1)..............................................         407,757

----------------------------------------

(1) Consists entirely of tax-related services performed in connection with state and federal tax returns, as well as other tax consulting matters.


Company Stock Performance

     The following graph shows a comparison of cumulative total return for Actel Common Stock, The Nasdaq Stock Market (US), and Nasdaq Electronic Component Stocks. In preparing the graph, it was assumed that (i) $100 was invested on December 31, 1996, in Actel Common Stock, The Nasdaq Stock Market (US), and Nasdaq Electronic Component Stocks and (ii) all dividends were reinvested.

                      Comparison of Cumulative Total Return

                                [OBJECT OMITTED]

                                      12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
                                      --------  --------  --------  --------  --------  --------
Nasdaq Stock Market..................   $100      $122      $173      $321      $193      $153

Nasdaq Electronic Components Stocks..   $100      $105      $162      $301      $248      $169

Actel Corporation....................   $100      $ 53      $ 84      $101      $102      $ 84


The closing sale price of Actel Common Stock on December 31, 2001, was $19.91. The closing sale price of Actel Common Stock on April 5, 2002, was $20.13.

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     To Actel's knowledge, based solely on review of the copies of such reports furnished to Actel, all directors, officers, and beneficial owners of more than ten percent of Common Stock of Actel filed with the SEC on a timely basis all reports required by Section 16(a) of the Exchange Act during Actel's most recent fiscal year, except that Mr. East's Form 4 for March 2001 was filed one day late due to a clerical error. In his Form 4 for March 2001, Mr. East reported three transactions, all of which were exercises of stock options the exercise price of which was paid by the delivery to Actel by attestation of shares of Actel Common Stock.

                                  OTHER MATTERS

     Actel knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David L. Van De Hey
                                              Secretary
Dated:  April 8, 2002

ACTEL WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF ACTEL'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 6, 2002, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ACTEL CORPORATION, 955 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA 94086-4533.

                                ACTEL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                                  May 24, 2002
                        10:30 a.m. Pacific Daylight Time

                                 Consulate Room
                                 Embassy Suites
                               2885 Lakeside Drive
                              Santa Clara, CA 95054

Embassy Suites Santa Clara Silicon Valley is located five miles north of the San Jose International Airport at the intersection of Highway 101 and Great America Parkway exit. From Highway 101 North,take the Bowers Avenue/Great America exit and turn left. Turn right on Augustine,and then turn right on Lakeside Drive to the hotel.

[MAP]

                                      PROXY

This proxy is solicited by the Board of Directors for use at the annual Meeting on May 24, 2002. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint John C. East and Jos C. Henkens, and each of them, with full power of substitution, to vote your shares on the mattes shown on the verse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.   Election of Directors:   01 John C. East
                              02 James R. Fiebiger
                              03 Jos C. Henkens
                              04 Jacob S. Jacobsson
                              05 Frederic N. Schwettmann
                              06 Robert G. Spencer

       -- Vote FOR all nominees               -- Vote WITHHELD from all nominees
          (except as marked)

(Instructions:  To withhold  authority to
vote for any  indicated  nominee,  write
the  number(s) of the  nominee(s) in the
box provided to the right.)                  -----------------------------------


2. To ratify the appointment of Ernst & Young LLP as Actel Corporation's independent auditors.

                              -- FOR           -- AGAINST           -- ABSTAIN


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box     --
Indicate changes below:

                                      Date:
                                               ---------------------------------


                                        ----------------------------------------

                                        ----------------------------------------

                                        Signature(s) in Box.

                                        Please  sign  exactly  as  your  name(s)
                                        appear  on  Proxy.   If  held  in  joint
                                        tenancy,    all   persons   must   sign.
                                        Trustees,  administrators,  etc., should
                                        include     title     and     authority.
                                        Corporations should provide full name of
                                        corporation   and  title  of  authorized
                                        officer signing the proxy.

Mark,sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Actel Corporation, c/o: Shareowner Services, P.O. Box 64873, St Paul, MN 55164-0873